UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Excelsior LaSalle Property Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
NOMINATING/GOVERNANCE COMMITTEE CONSIDERATIONS FOR INDEPENDENT DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
OTHER MATTERS

EXCELSIOR LASALLE PROPERTY FUND, INC.
225 HIGH RIDGE ROAD
STAMFORD, CONNECTICUT 06905
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 10, 2011
TO THE STOCKHOLDERS OF EXCELSIOR LASALLE PROPERTY FUND, INC.:
NOTICE IS HEREBY GIVEN THAT the 2011 annual meeting of the stockholders of Excelsior LaSalle Property Fund, Inc. (the “Fund”) will be held at 11:00 a.m. local time on Friday, June 10, 2011 at the executive offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905 for the following purposes:
1. To elect five directors to the board of directors of the Fund for the ensuing year and until their successors are elected and qualify; and
2. To transact such other business as may properly come before the meeting and any adjourned session of the meeting.
Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the meeting and any adjourned session.
By Order of the Board of Directors of the Fund

/s/ Marina Belaya Marina Belaya
Secretary
May 10, 2011
Your vote is important without regard to the number of shares you own on the record date. Although you are invited to attend the meeting and vote your shares in person, if you are unable to attend, you can vote easily and quickly by mail or over the Internet or by touch-tone telephone. In order to vote by mail, please indicate your voting instructions on the enclosed proxy ballot, date and sign it, and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to vote by touch-tone telephone or over the Internet, follow the instructions on the enclosed proxy card.
If, after voting, you later decide to change your vote, you may do so by (i) attending the meeting, including any adjournments or postponements thereof, revoking your proxy and voting your shares in person, or (ii) submitting a new vote by mail, via the Internet or by touch-tone telephone. Your subsequent vote will supersede any vote you previously made.

EXCELSIOR LASALLE PROPERTY FUND, INC.
225 HIGH RIDGE ROAD
STAMFORD, CONNECTICUT 06905
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2011
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
What is this document and why have I received it?
This proxy statement and the enclosed proxy card are being furnished to you, as a stockholder of Excelsior LaSalle Property Fund, Inc. (the “Fund”), because the board of directors of the Fund is soliciting your proxy to vote at the 2011 annual meeting of stockholders (the “meeting”). The meeting will be held at the executive offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905, at 11:00 a.m. local time on Friday, June 10, 2011, and at any adjournments or postponements of the meeting. This proxy statement contains information that stockholders should consider before voting on the proposal to be presented at the meeting.
We intend to mail this proxy statement and accompanying proxy card on or about May 10, 2011 to all stockholders of record entitled to vote at the meeting.
What is to be considered at the meeting?
There is one proposal expected to be presented at the meeting: the election of five directors to the board of directors of the Fund for the ensuing year and until their successors are elected and qualify.
How is this solicitation being made?
This solicitation is being made primarily by the mailing of these proxy materials. Supplemental solicitations may be made by mail or telephone by officers and representatives of the Fund, or its affiliates, who will receive no extra compensation for their services. The expenses in connection with this solicitation, including preparing and mailing these proxy materials, will be borne by the Fund. The Fund will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Class A common stock, $0.01 par value per share (the “Common Stock” or “Shares”). The Fund does not currently anticipate engaging a professional proxy solicitation firm to assist in the solicitation of proxies.
Where can I get more information about the Fund?
In connection with this solicitation, the Fund has provided its stockholders with an annual report that contains the Fund’s audited financial statements. The Fund also files reports and other documents, including this proxy statement, with the Securities and Exchange Commission (“SEC”). You can view these documents at the SEC’s website at www.sec.gov.
What are the voting rights and quorum requirements?
Holders of record of our Shares at the close of business on March 31, 2011 will be entitled to vote at the meeting. As of the close of business on March 31, 2011 there were 4,135,635 Shares outstanding. Each whole Share is entitled to one vote and each fraction of a Share is entitled to a proportionate fraction of a vote.
The presence, in person or by proxy, of 15% of the outstanding Shares of the Fund entitled to vote at the meeting is required in order for a quorum to be constituted. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes (as described below) to approve the proposal are not received, the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting from time to time to a date not more than one hundred twenty (120) days from the original date of the meeting to permit further solicitation of proxies. For purposes of determining the presence of a quorum and counting votes on the matters presented, Shares represented by abstentions will be counted as present, but not as votes cast, at the meeting.

What is the required vote for the election of directors?
The election of each nominee for director requires the approval of a plurality of all the votes cast at the meeting in person or by proxy.
How do I vote if I am a registered stockholder?
If you are a registered stockholder (that is, if your Common Stock is registered on the Fund’s records in your name and not in the name of your broker or nominee), you may vote in person by attending the meeting at the Fund’s offices listed above. If you intend to vote in person at the meeting, you must bring a valid government-issued photo identification, such as a driver’s license or a passport. Additionally, stockholders may use any of the following three options for submitting their votes prior to the meeting:
1.	via the Internet by going to www.proxyvote.com and following the on-screen directions;
2.	by phone by calling the number listed on the proxy card and following the instructions; or
3.	by mail by marking, signing, dating and returning the enclosed proxy card.
If you vote by telephone or Internet, you do not need to mail your proxy card. See the attached proxy card for more instructions on how to vote your Shares.
All proxies that are properly executed and received by the Secretary prior to the meeting, and are not revoked, will be voted at the meeting. Shares represented by properly executed proxies will be voted in accordance with the instructions on those proxies. If no specification is made on a properly executed proxy, it will be voted FOR the election of each of the nominees set forth in Proposal 1.
Even if you plan to attend the meeting in person, we urge you to return your proxy card or submit a proxy by telephone or on the Internet to assure the representation of your Shares at the meeting.
How do I vote if I hold my shares in “street name”?
If your Shares are held by your bank or broker as your nominee (that is, in “street name”), you should receive a proxy or voting instruction form from the institution that holds your Shares and follow the instructions included on that form regarding how to instruct your broker to vote your Shares.
If your Shares are held in street name and you wish to attend the meeting and/or vote in person, you must bring your broker or bank voting instruction card and a proxy, executed in your favor, from the record holder of your Shares. In addition, you must bring a valid government-issued photo identification, such as a driver’s license or a passport.
How are votes counted?
For purposes of counting votes on the matters presented, Shares represented by abstentions will be counted as present, but not as votes cast, and will have no effect on the results of the vote. Since banks and brokers will have discretionary authority to vote your Shares in the absence of your voting instructions with respect to the only proposal to be submitted to stockholders, there will be no “broker non-votes.”

Can I change my vote after submitting my proxy?
You may revoke a previously submitted proxy at any time prior to the meeting in any of three ways:
1.	You may submit a written notice of revocation to the Secretary of the Fund, c/o Client Service, 225 High Ridge Road, Stamford, Connecticut 06905. To be effective, such notice must be received prior to the meeting, must be signed and must include your name and account number.
2.	You may submit another proxy with a later date if received prior to the meeting.
3.	You may attend the meeting and vote in person.
If the Fund receives votes by telephone or over the Internet, it will use procedures reasonably designed to authenticate stockholders’ identities, to allow stockholders to authorize the voting of their Shares in accordance with their instructions, and to confirm that their instructions have been properly recorded. Proxies voted by telephone or over the Internet may be revoked at any time before they are voted in the same manner that proxies voted by mail may be revoked.
If your Shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in the Fund’s proxy materials for its 2012 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), your proposal must be submitted in writing by January 11, 2012 to the Fund’s Secretary, c/o Client Service, 225 High Ridge Road, Stamford, Connecticut 06905. Failure to deliver a proposal by this date may result in it not being deemed timely received.
If you wish to submit a proposal that is not to be included in the Fund’s proxy materials for its 2012 annual meeting or nominate a director, for your proposal or nomination to be timely in accordance with Exchange Act Rules 14a-5(e)(2) and 14a-4(c)(1), you must submit your proposal or nomination to the Fund’s Secretary at the address in the preceding paragraph by March 26, 2012.

PROPOSAL 1: ELECTION OF DIRECTORS
At the meeting, five directors are to be elected for the ensuing year and until their successors are elected and qualify. Each of the nominees for director currently is a director of the Fund and has consented to be named in this proxy statement and to continue to serve as a director of the Fund if elected. Pursuant to the Fund’s bylaws, the Fund currently has five directors, three of whom must be independent (together, the “Independent Directors”) of the Fund’s manager, Bank of America Capital Advisors LLC (the “Manager”), a wholly-owned, indirect subsidiary of Bank of America Corporation (“BAC”), and the Fund’s advisor, LaSalle Investment Management, Inc. (the “Advisor”). Pursuant to the Fund’s bylaws, one of the remaining two directors must be an officer, director or employee of the Manager or its affiliate and the other must be an officer, director or employee of the Advisor or its affiliate (collectively, the “Affiliated Directors”). The Fund’s bylaws also provide that the Manager has the non-exclusive authority, for so long as the Manager is the manager of the Fund, to nominate a slate of directors that will include the Affiliated Directors. Pursuant to the Nominating/Governance Committee Charter, the Nominating/Governance Committee will make recommendations for Independent Directors to our full board of directors.
In this regard, the Nominating/Governance Committee has recommended to our board of directors that Ms. Breen, Mr. Bulkeley and Mr. McDevitt be nominated for re-election as the Fund’s Independent Directors. In addition, the Manager and our board of directors have nominated (i) Ms. Breen, Mr. Bulkeley and Mr. McDevitt as the Independent Directors and (ii) Messrs. Bowden and Schaff as the Affiliated Directors. Each of the nominees, except Mr. Bowden, has served on the Fund’s board of directors since the initial closing of the sale of Shares on December 23, 2004. Mr. Bowden has served on our board of directors since June 20, 2008.
The following table provides information about the nominees to our board of directors as of March 31, 2011:

Name	Age	Position Held with the Fund
Thomas F. McDevitt	54	Chairman of the board of directors
James D. Bowden	57	Chief Executive Officer, President and Director
Virginia G. Breen	46	Director
Jonathan B. Bulkeley	50	Director
Peter H. Schaff	53	Director
DIRECTORS
All directors hold office until his or her successor is elected and qualifies, subject to death, resignation, retirement, disqualification or removal from office.
Thomas F. McDevitt, Chairman of the board of directors, has been a director of the Fund since December 2004. Mr. McDevitt is the Managing Partner of Edgewood Capital Partners, an investment firm focused on making and managing investments in the real estate and mortgage arenas. Prior to founding Edgewood Capital Partners in 2002, Mr. McDevitt was a Managing Director in charge of the Large Loan ($30 to $100 million) Commercial Mortgage Backed Securitization Group at Societe Generale. He was also a founder and active partner of Meenan, McDevitt & Co. from 1991 until it was sold to Societe Generale in 1998. Meenan, McDevitt & Co. was a broker dealer and investment banking firm that acted as agent for over $5 billion of transactions spread over a number of asset classes. From 1988 to 1991, Mr. McDevitt ran the commercial mortgage syndication desk at Citibank, and from 1984 to 1987 he was responsible for commercial mortgage sales in the Mid-Atlantic region of the United States at Citibank. Mr. McDevitt also serves (or served) as a director of the following funds that are registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and managed by the Manager: Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Absolute Return Fund of Funds, LLC (from their inception in June 2003 until their dissolution in June 2010), UST Global Private Markets Fund, LLC (since its inception in July 2008) and Excelsior Buyout Investors, LLC (since its inception in May 2003). He was also a director of Quadra Realty Trust, Inc. from 2007 to 2008, which, prior to being acquired in March 2008, was a publicly traded real estate investment trust (“REIT”) listed on the New York Stock Exchange (the “NYSE”). Mr. McDevitt received his A.B. from Harvard College and his M.B.A. from the Amos Tuck School at Dartmouth College.

James D. Bowden has been Chief Executive Officer of the Fund and the member of the board of directors affiliated with the Manager since June 2008. Mr. Bowden has been in the financial industry for 30 years and has specialized in private equity for the last thirteen. Mr. Bowden has been a managing director of BAC since 1993. He joined the Manager in 1998 to form the private equity group and to manage BAC’s private equity fund of funds business. In that capacity, he has acted as the primary investment strategist for various private placement offerings and client advisory activities associated with the private equity asset class. He has led private placement capital raising activities, directed investment origination and has ongoing management and administration responsibilities for the business. He is a frequent speaker before private equity industry groups and asset management organizations concerning issues associated with investing in private equity, and is a member of the Advisory Board of Private Equity Center of the American Graduate School of International Management. Mr. Bowden’s career covers a variety of private equity, commercial banking and management consulting positions. From 1993 to 1998, he served as the manager of the Chicago office of Corporate Credit Examination Services for Continental Bank, where he had responsibility for the independent oversight of the Private Equity Investing and Midwest Commercial Banking Division. He continued in that capacity after Continental Bank merged with BAC, until he joined the Manager. From 1988 to 1993, Mr. Bowden was a Managing Consultant in the Financial Advisory Services practice of Coopers & Lybrand, specializing in corporate turnarounds. His career focused on commercial lending and problem loan workouts prior to joining Coopers & Lybrand, with work at Continental Bank from 1985 to 1988, Citicorp from 1980 to 1985 and American National Bank of Chicago from 1977 to 1980. He received his MBA and BBA degrees from the University of Michigan in 1977 and 1975, respectively. Mr. Bowden is a Certified Public Accountant.
Virginia G. Breen has been a director of the Fund since December 2004. Ms. Breen has been a partner and co-founder of Blue Rock Capital, a private equity fund focused on investing in early-stage information technology and service businesses in the Eastern United States, since August 1995. She has also been a partner of the Sienna Limited Partnership IV, L.P., which focuses on investing in early and expansion-stage private companies in consumer products, information technology and business service nationwide, since 2003. Previously, Ms. Breen was a Vice President with the Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette (now Credit Suisse), where she worked from 1988 to 1995. Ms. Breen was also an Investment Analyst with Donaldson, Lufkin & Jenrette’s Investment Banking Group and, prior to that, worked as a Systems Analyst and Product Marketing Engineer at Hewlett-Packard. Ms. Breen also serves (or served) as a director of the following funds that are registered under the 1940 Act and managed by the Manager: Excelsior Absolute Return Fund of Funds Master Fund, LLC, and Excelsior Absolute Return Fund of Funds, LLC (since their inception in June 2003 until their dissolution in June 2010), UST Global Private Markets Fund, LLC (since its inception in July 2008) and Excelsior Buyout Investors, LLC (since its inception in May 2003). Ms. Breen also serves on the board of managers of the following funds registered under the 1940 Act and managed by UBS Alternative and Quantitative Investments LLC: O’Connor Fund of Funds: Long/Short Credit Strategies LLC (formerly, UBS Credit Recovery Fund, L.L.C.) (since June 2008), UBS Equity Opportunity Fund, L.L.C.) (since May 2008), O’Connor Fund of Funds: Equity Opportunity LLC (formerly, UBS Equity Opportunity Fund II, L.L.C.) (since May 2008), O’Connor Fund of Funds: Event LLC (formerly, UBS Event Fund, L.L.C.) (since May 2008), O’Connor Fund of Funds: Long/Short Equity Strategies LLC (formerly, UBS M2 Fund, L.L.C.) (since August 2008), UBS Multi-Strat Fund, L.L.C. (since May 2008), O’Connor Fund of Funds: Technology LLC (formerly, UBS Technology Partners, L.L.C.) (since May 2008), UBS Eucalyptus Fund, L.L.C. (since May 2008), UBS Juniper Crossover Fund, L.L.C. (since June 2008), UBS Tamarack International Fund, L.L.C. (since May 2008) and UBS Willow Fund, L.L.C. (since May 2008),. Since 2001, Ms. Breen also has served as a director of ModusLink Global Solutions, Inc., a public company listed on the Nasdaq Global Select Market. Ms. Breen received an A.B. in Computer Science with Electrical Engineering from Harvard College and her M.B.A. with Highest Honors from Columbia University.

Jonathan B. Bulkeley has been a director of the Fund since December 2004. Mr. Bulkeley has been the Chief Executive Officer of Scanbuy, a wireless software company, since February 2006. Mr. Bulkeley founded Blue Square Capital Management, LLC in March 2009 and has served as its Chief Investment Officer since inception. Blue Square Capital Management, LLC operates the Blue Square Small Cap Value Fund, a hedge fund investing in global small and micro cap equities. Prior to Scanbuy, Mr. Bulkeley was an owner of Achilles Partners, an advisory firm, from March 2002 to February 2006. Mr. Bulkeley served as Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company, from February 2001 until Lifeminders was sold in October, 2001. Prior to Lifeminders, Mr. Bulkeley was the Chief Executive Officer of barnesandnoble.com from 1998 to 2000 and was responsible for barnesandnoble.com’s IPO, which at the time was the largest Internet IPO in history. From 1993 to 1998, Mr. Bulkeley worked at America Online (“AOL”). He was managing director of AOL’s joint venture with Bertelsmann Online in the United Kingdom. He also served as vice president of business development and General Manager of media at AOL. Before joining AOL in 1993, Mr. Bulkeley spent eight years at Time Inc. in a variety of roles, including director of marketing and development for Money magazine for three years. Mr. Bulkeley also serves (or served) as a director of the following funds registered under the 1940 Act and managed by the Manager: Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Absolute Return Fund of Funds, LLC (from their inception in June 2003 until their dissolution in June 2010), UST Global Private Markets Fund, LLC (since its inception in July 2008) and Excelsior Buyout Investors, LLC (since its inception in May 2003). In addition, Mr. Bulkeley serves on the advisory boards of three private equity funds, The Jordan Edminston Venture Fund in New York, Elderstreet Capital Partners in London and Jerusalem Global Venture Partners in Israel. Mr. Bulkeley has served previously as non-executive Chairman of QXL Ricardo plc, non-executive Vice Chairman of Edgar Online, Chairman of Logikeep and Chairman of the Yale Alumni magazine and on the board of directors of Global Commerce Zone, The Readers Digest Association, Instant Dx, Cross Media Marketing Corp and the Hotchkiss School. Mr. Bulkeley has served on the board of directors DEX One Corporation, a public reporting company and the successor corporation to R.H. Donnelly Corporation, since January 2010, and has served on the board of directors of Spark Networks, Inc., a public reporting company, since September 2006. Mr. Bulkeley received his B.A. in African Studies from Yale University in l982.
Peter H. Schaff has been a director of the Fund and the member of the board of directors affiliated with the Advisor since May 2004. Mr. Schaff is an International Director and has been the Regional Chief Executive Officer of the Advisor’s North American Private Equity business since July 2005. Mr. Schaff serves on the Advisor’s North American Private Equity Investment and Allocation Committees, and also on its Global Management Committee. Since joining the Advisor in 1984, Mr. Schaff has had extensive experience in all aspects of institutional real estate investment management, including acquisitions, joint ventures, financings, redevelopments, and dispositions. Prior to joining the Advisor, Mr. Schaff was a Banking Officer of Continental Illinois National Bank, working on private debt placements, interest rate swaps and related financial products. Mr. Schaff holds an undergraduate degree from Stanford University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Schaff is a member of the Urban Land Institute and the Pension Real Estate Association. Mr. Schaff serves as a director of various private REITs sponsored by the Advisor and formerly sat on the board of a public REIT that was taken private. He did not sit on the board of this REIT when it was a public reporting company.
The election of each director requires the approval of a plurality of all the votes cast at the meeting in person or by proxy.
The Fund’s board of directors unanimously recommends a vote “FOR” each of the listed nominees.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
THE ROLE OF THE BOARD
The board of directors of the Fund oversees the management and operations of the Fund. Service providers to the Fund, primarily the Manager and the Advisor, have responsibility for the day-to-day management and operation of the Fund. For example, the Advisor has responsibility with respect to the Fund’s real estate investments, including acquisition, disposition and financing decisions. The Manager provides the Fund with certain management, administrative and other services. The board of directors does not have responsibility for the day-to-day management of the Fund and its oversight role does not make the board of directors a guarantor of the Fund’s investments or activities.
The board of directors has appointed various individuals of the Manager as officers of the Fund with responsibility to monitor and report to the board of directors on the Fund’s operations. In conducting its oversight, the board of directors receives regular reports from these officers and from other senior officers of the Manager and the Advisor regarding the Fund’s operations. For example, the Chief Financial Officer of the Fund provides reports as to financial reporting matters, the Advisor’s Regional Chief Executive Officer for North America (or a senior representative from his office) periodically reports as to the Fund’s investment activities and performance. Some of these reports are provided as part of formal “board meetings,” which are typically held quarterly, in person, and involve the board of directors’ review of recent Fund operations. From time to time one or more members of the board of directors may also meet with management in less formal settings, between scheduled “board meetings,” to discuss various topics.
BOARD STRUCTURE, LEADERSHIP
The board of directors has structured itself in a manner that it believes allows it to perform its oversight function effectively. A majority of the Fund’s directors, including the Chairman of the board of directors, are Independent Directors, which are directors that are not affiliated with the Manager or the Advisor. The board of directors has established two standing committees, an Audit Committee and a Nominating/Governance Committee, which are discussed in greater detail below under “Meetings and Committees of the Board of Directors”. The Audit Committee is comprised solely of Independent Directors and among other things, is generally required to review certain related party transactions. Other related party transactions are presented to the full board of directors. Pursuant to the Fund’s governing documents, the board of directors is structured so that one director of the Fund is required to be an officer, director or employee of the Manager or its affiliates for so long as the Manager is the manager of the Fund and one director of the Fund is required to be an officer, director or employee of the Advisor or its affiliates for so long as the Advisor is the advisor of the Fund.
The board of directors reviews its structure annually. The Independent Directors have engaged their own independent counsel to advise them on matters relating to their responsibilities in connection with the Fund. The board of directors has determined that its structure, in which a representative of the Manager and the Advisor are represented on the board of directors, is appropriate in view of the significant services that the Manager and the Advisor provide to the Fund. In addition, the board of directors has determined that requiring that a majority of the board of directors be comprised of Independent Directors, requiring that the Chairman of the board of directors be an Independent Director, as well as the structure, function and composition of the Audit and Nominating/Governance Committees and the requirement that related party transactions be presented to the full board of directors or reviewed by the Audit Committee, are appropriate means to provide effective oversight and address any potential conflicts of interest that may arise from the Fund’s relationships with the Manager and the Advisor.

BOARD OVERSIGHT OF RISK MANAGEMENT
As part of its oversight function, the board of directors receives and reviews various reports relating to risk management. Because risk management is a broad concept comprised of many different elements (including, among other things, investment risk, valuation risk, credit risk, compliance and regulatory risk, business continuity risks and operational risk), board oversight of different types of risks is handled in different ways. For example, the full board of directors receives and reviews reports from senior personnel of the Manager and/or the Advisor (including senior compliance, financial reporting and investment personnel) or their affiliates regarding various types of risks, such as operational, compliance, and investment risk, and how they are being managed. The Audit Committee supports the board’s oversight of risk management in a variety of ways, including (i) participation in and receipt and review of reports regarding the operation of the Fund’s Disclosure Control and Procedures Committee, which meets regularly prior to the issuance of the Fund’s quarterly financial reports, (ii) meetings with the Fund’s Chief Financial Officer and with the Fund’s independent public accountants to discuss, among other things, the internal control structure of the Fund’s financial reporting function and compliance with certain requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and (iii) reporting to the board of directors as to these and other matters.
INFORMATION ABOUT EACH DIRECTOR’S QUALIFICATIONS, EXPERIENCE, ATTRIBUTES OR SKILLS
The board of directors believes that each of the directors has the qualifications, experience, attributes and skills (“Director Attributes”) appropriate to their continued service as directors of the Fund in view of the Fund’s business and structure. In addition to a demonstrated record of business and/or professional accomplishment, each of the directors has served on boards for organizations other than the Fund, as well as having served on the board of directors of the Fund. They therefore have substantial board experience and, in their service to the Fund, have gained substantial insight as to the operation of the Fund and have demonstrated a commitment to discharging their oversight responsibilities as directors. The board of directors, with the assistance of the Nominating/Governance Committee, annually conducts a “self-assessment” wherein the performance of the board of directors and the effectiveness of the board’s committee structure is reviewed.
In addition to the information provided above, below is certain additional information concerning each particular director and certain of their Director Attributes. The information provided below, and above, is not all-inclusive. Many Director Attributes involve intangible elements, such as intelligence, integrity and work ethic, the ability to work together, to communicate effectively, to exercise judgment, to ask incisive questions, and commitment to shareholder interests. In conducting its annual self-assessment, the board of directors, with the assistance of the Nominating/Governance Committee, has determined that the directors have the appropriate Director Attributes to continue to serve effectively as directors of the Fund.
Thomas F. McDevitt has substantial real estate and mortgage investment experience, including his experience with commercial mortgage-backed securitizations, commercial mortgage syndications and investment banking. He also has experience as a director of a publicly traded REIT.
James D. Bowden has substantial private equity, commercial banking, commercial lending and problem loan workout, and management consulting experience. He also has experience in private placement offerings, private placement capital raising activities, investment origination and ongoing management and administration. His experience includes his position as a director of an affiliate of the Manager and a senior executive of the Manager.
Virginia G. Breen has substantial private equity experience as well as substantial board experience, including board experience with alternative investment funds and a public company.
Jonathan B. Bulkeley has executive experience with a number of entities, including public companies and hedge funds, as well as substantial board experience, including board experience with private equity funds and a public company.
Peter H. Schaff has significant experience in institutional real estate investment management, including sourcing and negotiating property acquisitions, forming joint ventures with real estate operating companies, negotiating debt financings, undertaking property redevelopments and executing property dispositions. Mr. Schaff has also served as the Advisor’s senior officer overseeing a variety of real estate portfolios on behalf of clients of the Advisor. Mr. Schaff serves as a member of the Advisor’s North American Private Equity Investment Committee. He also serves as a director of various private REITs sponsored by the Advisor and formerly sat on the board of a public REIT that was taken private. In addition, Mr. Schaff is a member of the Advisor’s Global Management Committee. The Advisor is one of the leading real estate investment managers in the world.

NOMINATING/GOVERNANCE COMMITTEE CONSIDERATIONS FOR INDEPENDENT DIRECTORS
The Nominating/Governance Committee evaluates candidates’ qualifications for board membership and the independence of such candidates under the requirements of the NYSE. The Committee believes that the significance of each nominee’s experience, qualifications, attributes or skills is particular to that individual, meaning there is no single litmus test of these matters and that board effectiveness is best evaluated at a group level, not an individual director level. As a result, the Committee has not established specific, minimum qualifications that must be met by an individual wishing to serve as a director. When evaluating candidates for a position on our board of directors, the Committee considers the potential impact of the candidate, along with his/her particular experiences, on the board of directors as a whole. The diversity of a candidate’s background or experiences, when considered in comparison to the background and experiences of other members of the board of directors, may or may not impact the Committee’s view as to the candidate. In accessing these matters, the Committee typically considers the following minimum criteria:
•	the candidate’s knowledge in matters relating to the real estate industry;

•	any experience possessed by the candidate as a director or senior officer of public companies;

•	the candidate’s educational background;

•	the candidate’s reputation for high ethical standards and personal and professional integrity;

•	any specific financial, technical or other expertise possessed by the candidate, and the extent to which such expertise would complement the board’s existing mix of skills and qualifications;

•	the candidate’s perceived ability to contribute to the ongoing functions of the board, including the candidate’s ability and commitment to attend meetings regularly and work collaboratively with other members of the board;

•	the candidate’s ability to qualify as an independent director under the requirements of the NYSE, the candidate’s independence from the Fund’s service providers , including the Manager and the Advisor, and the existence of any other relationships that might give rise to a conflict of interest or the appearance of a conflict of interest;

•	the candidate’s age relative to any age limitation on nominations; and

•	such other factors as the Nominating/Governance Committee determines to be relevant in light of the existing composition of the board and any anticipated vacancies or other transitions (e.g., whether or not a candidate is an “audit committee financial expert” under the federal securities laws).
INDEPENDENCE OF BOARD OF DIRECTORS
Our board of directors has affirmatively determined that Ms. Breen, Mr. Bulkeley and Mr. McDevitt are “independent directors” within the meaning of the NYSE listing standards.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The board of directors has standing Audit and Nominating/Governance Committees. The functions of each committee are detailed in their respective committee charters. The Audit Committee charter was attached to the proxy statement for the 2009 annual stockholder meeting as Annex A. In March 2010, we revised our Nominating/Governance Committee Charter to take into account the SEC’s new proxy disclosure rules. A copy of our revised Nominating/Governance Committee Charter was attached to the proxy statement for the 2010 annual stockholder meeting as Annex A. We do not maintain a website, and the charters for our board committees are not available on our Manager’s or Advisor’s websites. Both of the Fund’s committees include our Independent Directors (Ms. Breen, Mr. Bulkeley and Mr. McDevitt). The Fund does not have a compensation committee, as it does not compensate its executive officers or its Affiliated Directors. Recommendations with respect to compensation of our Independent Directors are made to our board of directors by our Nominating/Governance Committee.

During the fiscal year ended December 31, 2010, the board of directors met six times, and each director attended at least 75% of the board meetings and applicable committee meetings held during the period for which he or she was a director.
The Fund does not have a formal policy requiring directors to be present at annual meetings of stockholders, although the Fund does encourage their attendance. One director was present at the Fund’s 2010 annual meeting of stockholders.
Audit Committee
The Audit Committee’s function is to assist our board of directors in fulfilling its responsibility to oversee the quality and integrity of the Fund’s financial reporting and the audits of its financial statements. The Audit Committee is comprised of all of the Independent Directors and its duties include the appointment, retention and oversight of the Fund’s independent registered public accounting firm. Ms. Breen, Mr. Bulkeley and Mr. McDevitt, each of whom meets the qualifications for audit committee independence under the rules of the NYSE, have been appointed to serve as members of the Audit Committee. Mr. Bulkeley serves as the Chairperson of the Audit Committee and our board of directors has determined that each of Ms. Breen and Mr. Bulkeley qualifies as an “audit committee financial expert” as that term is defined by SEC rules. The Audit Committee must have at least three members and be comprised solely of members of our board of directors that meet the independence criteria of the NYSE for audit committee members. These requirements are more stringent than the general criteria for independent directors under the rules of the NYSE. The Audit Committee held seven meetings during the year ended December 31, 2010.
Nominating/Governance Committee
The Nominating/Governance Committee is comprised of all of the directors and its duties include identifying and recommending to the board of directors qualified individuals designated as nominees for election as directors, and developing and recommending any changes to the corporate governance guidelines of the Fund to our board of directors. Since the entire board of directors serves as the Nominating/Governance Committee, the entire board determines the compensation of our Independent Directors. Nominating/Governance Committee members Messrs. Bowden and Schaff are not considered independent, as such term is defined under the rules of the NYSE. The Nominating/Governance Committee held two meetings during the fiscal year ended December 31, 2010.
For a list of the minimum criteria used by the Nominating/Governance Committee to assess a candidate’s qualifications, please see “—Nominating/Governance Committee Considerations for Independent Directors” above.
The Nominating/Governance Committee will also consider recommendations from stockholders of individuals to serve as directors of the Fund using the same criteria set forth above with respect to other nominees. Stockholder nominations must be delivered, in writing, to the Fund’s Secretary at the Fund’s principal executive office and addressed to the Fund’s Nominating/Governance Committee. See “QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING — When are stockholder proposals due for next year’s annual meeting?” for information regarding when stockholder nominations must be received by the Fund. Such stockholder nomination must include all necessary information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Stockholders should also submit information relevant to the qualification criteria set forth above.
In accordance with the Fund’s bylaws, one director of the Fund will be an officer, director or employee of the Manager or its affiliates for so long as the Manager is the manager of the Fund and one director of the Fund will be an officer, director or employee of the Advisor or its affiliates for so long as the Advisor is the advisor of the Fund.

REPORT OF THE AUDIT COMMITTEE1
The Audit Committee’s purpose is to assist in fulfilling our board of directors’ responsibility to oversee the quality and integrity of the Fund’s financial reporting, internal controls and audits of the financial statements of the Fund by its independent registered public accounting firm. The Audit Committee is made up solely of independent directors, as defined under the rules of the NYSE, and it operates under a written charter adopted by our board of directors, a copy of which was attached as an annex to the proxy statement for the 2009 annual meeting. The Fund intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
In accordance with the Audit Committee’s charter, the Audit Committee, subject to any action of our board of directors, has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Fund’s independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.
Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives; discussions with management and the auditors; and the experience of the Audit Committee’s members in business, financial and accounting matters.
As part of its ongoing activities, the Audit Committee has:
•	reviewed and discussed the Fund’s audited financial statements for the fiscal year ended December 31, 2010 with management;
•	discussed with Pricewaterhouse Coopers LLP (“PwC”) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and
•	received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 and has discussed with PwC its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
Audit Committee
Virginia G. Breen
Jonathan B. Bulkeley (Chairperson)
Thomas F. McDevitt

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Fund under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION
EXECUTIVE COMPENSATION
We do not compensate our executive officers and have no employees as all operations are performed by either the Manager pursuant to the management agreement (the “Management Agreement”) between the Fund and the Manager, or the Advisor pursuant to the investment advisory agreement, as amended, among the Fund, the Advisor and the Manager (the “Advisory Agreement”). Furthermore, we do not have any stock based compensation plans. See “Transactions with Related Persons and Certain Control Persons” below for descriptions of the Management Agreement and the Advisory Agreement.
DIRECTOR COMPENSATION
The following director compensation table sets forth the compensation paid to our Independent Directors in fiscal year 2010 for services to the Fund. Affiliated Directors are not compensated by the Fund for their service on our board of directors.

	Fees Earned or
Name	Paid in Cash ($)	Total ($)

Virginia G. Breen	55,250	55,250
Jonathan B. Bulkeley	56,250	56,250
Thomas F. McDevitt (Chairman)	58,250	58,250
The Independent Directors other than the Chairman receive $2,000 and the Chairman receives $2,500 for each quarterly board meeting attended in person. Each Independent Director receives $1,000 for each quarterly meeting attended by telephone. Each Independent Director also receives $1,000 for each special meeting attended.
For the year ended December 31, 2010, Ms. Breen received an annual retainer of $40,000 and Mr. Bulkeley, as Chairman of the Audit Committee, and Mr. McDevitt, as Chairman of our board of directors, each received an annual retainer of $41,000 for their services.
All directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of our board of directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors.
Each Audit Committee member receives $750 for each quarterly or special Audit Committee meeting attended. In addition, the Chairperson of the Audit Committee receives an annual retainer of $1,000 for his services.
Our board of directors is responsible for determining the form and amount of Independent Director compensation after consideration of the recommendation of the Nominating/Governance Committee, which is comprised of all our directors. In addition, our executive officers may make recommendations regarding the compensation level for the Independent Directors and provide comparison data. Pursuant to its charter, the Nominating/Governance Committee periodically assesses the level of Independent Director compensation. The Nominating/Governance Committee considers the responsibilities and duties of the Independent Directors and the time required to perform those duties. Our board of directors in determining the level of Independent Director compensation and the Nominating/Governance Committee in making its recommendation attempt to be consistent with market practices, but do not set compensation at a level that would call into question the Independent Directors’ objectivity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Fund’s directors and executive officers, and persons who own more than ten percent of a registered class of the Fund’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Fund. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during the Fund’s fiscal year ended December 31, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our executive officers are compensated by the Manager or its affiliates and not by the Fund. In 2010, our entire board of directors determined the compensation of our Independent Directors. As noted above, the Fund has no employees. With the exception of Mr. Bowden, none of our directors are current or former officers of the Fund. During the fiscal year ended December 31, 2010, none of the Fund’s executive officers served as:
•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the board of directors of the Fund; or

•	a director of another entity, one of whose executive officers served on the board of directors of the Fund.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 9, 2011, our Audit Committee selected PwC to serve as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2011. We are not submitting our Audit Committee’s selection of PwC as the Fund’s independent registered public accounting firm for ratification by our stockholders because doing so is not required by law.
Representatives of PwC are not expected to be present at the meeting and thus will not have an opportunity to make a statement nor be available to respond to questions.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following tables set forth the aggregate fees billed or to be billed to the Fund for services performed for the fiscal years ended December 31, 2009 and 2010 by PwC.
Year Ended December 31, 2009

Audit fees	$587,800
Audit-related fees	12,500
Tax fees	—
All other fees	—

Total	$600,300
Year Ended December 31, 2010

Audit fees	$618,150
Audit-related fees	—
Tax fees	—
All other fees	—

Total	$618,150
Audit fees. The audit fees listed above relate to professional services rendered for their audit of the Fund’s annual financial statements contained in the Fund’s annual report, audits of certain consolidated and unconsolidated affiliates of the Fund, reviews of the financial statements included in the Fund’s Quarterly Reports on Form 10-Q and Section 404 of SOX and PwC’s issuance of attestation reports relating to our internal control over financial reporting.
Audit-related fees. The audit-related fees listed above relate to professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the Fund’s financial statements (other than the audit fees described above). For the year ended December 31, 2009, audit-related fees consisted of fees relating to consultation on accounting guidance.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
Except as set forth in our Audit Committee’s pre-approval policy described below, our Audit Committee must pre-approve all audit services and permissible non-audit services to be provided by the independent auditor to the Fund. Our Audit Committee must also review and approve in advance any proposal that the Manager or the Advisor, and any entity controlling, controlled by, or under common control with the Manager or the Advisor that provides ongoing services to the Fund (a “Service Affiliate”), employ the independent auditor to render non-audit services, if such engagement would relate directly to the operations and financial reporting of the Fund. As a part of its review, our Audit Committee will consider whether the provision of such services impacts the auditors’ independence.

Our Audit Committee may delegate to one or more of its members (each, a “Delegate”) authority to pre-approve the independent auditor’s provision of audit services or permissible non-audit services to the Fund, or the provision of non-audit services to the Manager, Advisor or a Service Affiliate. Any pre-approval determination made by a Delegate shall be presented to our full Audit Committee at its next meeting. Our Audit Committee will communicate any pre-approval made by it or a Delegate to the Manager, Advisor or a Service Affiliate, who will ensure that the appropriate disclosure is made in the Fund’s periodic reports and other documents as required under the federal securities laws.
In addition, our board of directors has adopted the following pre-approval policy with respect to non-audit services. Pre-approval by our Audit Committee of non-audit services is not required so long as:
1.	(A) with respect to the Fund, the amount of such permissible non-audit service provided to the Fund constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund during the fiscal year in which the services are provided;

(B) with respect to the Manager, Advisor or a Service Affiliate, the amount of any such non-audit service provided constitutes no more than 5% of the total amount of revenues paid to the independent auditor by the Fund, the Manager, Advisor and any Service Affiliate during the fiscal year in which the services are provided;
2.	such services under (1) above were not recognized by the Fund at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its Delegate(s) prior to the completion of the audit.
Since December 31, 2008, all audit and non-audit services performed by PwC for the Fund, the Manager, Advisor and any Service Affiliates that required the pre-approval of the Fund’s Audit Committee were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the beneficial ownership of our Common Stock as of March 31, 2011 by:
•	each of our directors;
•	each of our current executive officers and each person who served as our principal executive officer or principal financial officer at any time during 2010; and
•	all of our current directors and executive officers as a group.
To our knowledge, there is no person, or group of affiliated persons, that beneficially owns more than five percent of our Common Stock. Information with respect to beneficial ownership has been furnished by each director and officer of the Fund.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. The address for each of the persons listed in the table below is c/o Excelsior LaSalle Property Fund, Inc., 225 High Ridge Road, Stamford, Connecticut 06905.

	Number of Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Common Stock
Directors and Executive Officers
Thomas F. McDevitt	$0	0%
Virginia G. Breen	0	0
Jonathan B. Bulkeley	0	0
Peter H. Schaff	0	0
James D. Bowden	0	0
Steven L. Suss	0	0
All current executive officers and directors as a group (6 persons)	0	0

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS
We have and will continue to have certain relationships with our Advisor and our Manager and their affiliates. However, there have been no direct financial transactions between us and our directors and officers or the directors and officers of our Advisor and Manager.
MANAGEMENT AGREEMENT
We are managed by the Manager pursuant to the Management Agreement. On March 11, 2008, our board of directors approved the transfer of the rights and obligations of our former manager, UST Advisers, Inc. (our “Former Manager”) in the Management Agreement to the Manager. Each of our executive officers, including Mr. Bowden, is employed by the Manager or its affiliates. The Manager provides us with certain management, administrative and other services, including, without limitation:
•	meeting with the senior executive officers of the Advisor regularly to discuss and review investment activities undertaken by the Advisor on behalf of the Fund, the performance of the Fund’s properties and any matters relating to the terms and conditions of the Advisory Agreement and reporting to our board of directors with respect thereto;
•	monitoring the Fund’s compliance with regulatory requirements (including, without limitation, applicable REIT and ERISA requirements) other than those requirements with respect to which compliance responsibility has been delegated to the Advisor pursuant to the terms of the Advisory Agreement, and with the Fund’s investment guidelines;
•	reviewing any working capital credit facility arranged by the Advisor and making recommendations to our board of directors with respect thereto;
•	reviewing and arranging for payment of the expenses of the Fund;
•	supervising the entities which are retained by the Fund to provide administration, custody and other services to the Fund (other than the Advisor);
•	reviewing any services arrangements with Affiliates, as defined in the Management Agreement, of the Advisor and other potential conflict of interest transactions and taking such action with respect thereto as provided under the Advisory Agreement and consistent with the best interests of the Fund;
•	assisting in the preparation, review and filing of regulatory filings with the SEC and state securities regulators and other Federal and state regulatory authorities;
•	implementing and maintaining a process regarding investor qualification;
•	monitoring relations and communications between investors and the Fund;
•	handling investor inquiries regarding the Fund and providing investors with information concerning their investments in the Fund and capital account balances;
•	providing the services of persons employed by the Manager or its Affiliates who may be appointed as officers of the Fund by our board of directors;
•	assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent the Fund or members of our board of directors in connection with any litigation, investigations or regulatory matters;
•	overseeing of the financial statement preparation process and calculation of share value; and

•	reviewing of the financial position and results of operations.

Management Fee
The Manager receives a fee in consideration for the services it provides to us. Prior to January 1, 2010, we paid a fee (the “Management Fee”) to the Manager as follows:
•	an annualized fee of 0.75% (i.e., 0.1875% per quarter) of our net asset value, or NAV, as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Manager Fixed Portion”). The NAV of the Fund is determined as of the end of each of the first three quarters of a fiscal year, within 45 calendar days following the end of such quarter. The Fund’s year-end NAV is determined after the completion of our year-end audit. NAV is determined as follows: (i) the aggregate fair value of (A) our interests in the real estate investments plus (B) all other assets of the Fund, minus (ii) the aggregate fair value of our indebtedness and other outstanding obligations as of the determination date; and
•	an amount equal to the applicable percentage (the “Manager Applicable Percentage,” as defined below) of the variable fee base amount (the “Variable Fee Base Amount,” as defined below) of the Fund as of the end of each quarter (the “Manager Variable Portion”).
However, on March 12, 2010, the Manager proposed and the Board of Directors approved a reduction in the Manager Fixed Portion paid to the Manager from 0.75% of NAV to 0.10% of NAV, which will result in a reduction of the total annual fixed fee paid by us to the Advisor and Manager from 1.5% of NAV to 0.85% of NAV. In addition, the Manager will forgo its participation in the Manager Variable Portion and the aggregate annual variable fee will be reduced by that amount. The fee reductions will be retroactive to January 1, 2010 and are for an indefinite period. The Manager, with the prior approval of the Board, may discontinue either waiver at any time. Otherwise, the Management Agreement continues in effect in all material respects.
The “Manager Applicable Percentage” means, as of the end of each calendar quarter, the percentage of the Variable Fee Base Amount set forth opposite our NAV as of the end of such quarter, in the column entitled “Manager Applicable Percentage” below:

Manager Applicable
NAV	Percentage
Less than $100 million	0.00%
$100 million or more and less than $250 million	0.19%
$250 million or more and less than $400 million	0.37%
$400 million or more and less than $550 million	0.75%
$550 million or more and less than $700 million	1.12%
$700 million or more and less than $850 million	1.50%
$850 million or more	1.87%
Variable Fee Base Amount is meant to reflect our ability to generate cash from normal operations for purposes of calculating certain management and advisory fees, and it is not intended to be an actual measure of cash available for dividend distributions. It is calculated beginning with our net income from assets under management of the Advisor for the fiscal period (the “Managed Assets”) as calculated under accounting principles generally accepted in the United States of America (“GAAP”) consistently applied (which includes deduction of the fixed portions of the management and advisory fees), and adjusted for the following factors (without duplication):
•	add back depreciation of assets;
•	add back amortization of intangibles;
•	add back depreciation of tenant improvements and tenant allowances;

•	add back amortization of deferred leasing costs and deferred financing costs;

•	subtract capitalized expenditures related to the normal and recurring operations and maintenance of the real estate investments (e.g., building improvements, leasehold improvements, property leasing expenditures and land improvements);
•	subtract gains and add back losses from sales of real estate investments;
•	add back the variable portion of the Advisor’s asset management fee and the variable portion of the Manager’s management fee;
•	subtract gains and add back expenses for changes in accounting methodology;
•	subtract income caused by straight-lining of rental income and add back expense from the straight-lining of interest expense (including straight-lining of lease termination payments);
•	subtract gains and add back losses of hedging through derivatives;
•	add back the effects of impairment (per FAS 144);
•	subtract gains and add back losses from extraordinary items;
•	adjust our income from unconsolidated joint ventures and discontinued operations, and expenses from minority interests, in the same manner described above; and
•	add back/subtract other adjustments to/from GAAP net income that more appropriately “follow the cash” generated by the investments (examples include preferred returns, guaranteed returns, rebates of real estate tax expense, etc.) plus any deductions from the cash generated by the investments for non-operating items (for example our proportionate share of principal payments on debt).
Other modifications to net income may be made by the Advisor, with approval of the Manager, to cause Variable Fee Base Amount to better reflect normal cash flow from operation of Managed Assets, as defined in the Management Agreement, on a consistent basis. If the method of calculation of our net income is altered under GAAP, appropriate modifications shall be made to this definition to make such changes immaterial to the calculation of Variable Fee Base Amount. Repayments or payoffs of debt principal are not deducted from the Variable Fee Base Amount.
The Manager Fixed Portion shall be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Manager Variable Portion shall be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.
Expiration and Termination of the Management Agreement
The Management Agreement has a stated initial term (“Initial Term”) which expired on December 23, 2009, subject to prior termination as set forth below or resignation of the Manager upon 180 days written notice to the board of directors. Prior to the expiration of its Initial Term, our board of directors could have given notice to the Manager of its determination not to permit the agreement to continue beyond its initial term (“Non-Renewal Notice”). However, the Management Agreement was amended to extend to June 30, 2010 the period by which our board of directors was permitted to provide a Non-Renewal Notice to the Manager for a succeeding five-year term (the “First Renewal Term”). Because our board of directors did not provide a Non-Renewal Notice by June 30, 2010, pursuant to the terms of the Management Agreement, the Initial Term is deemed to have ended on December 23, 2009 and the first five-year renewal term is deemed to have commenced on December 24, 2009.

The Independent Directors may terminate the Manager at any time for “cause” in the event of the Manager’s:
•	bankruptcy;
•	negligence which materially and adversely affects the Fund;
•	willful misconduct or fraud in connection with the Manager’s duties under the Management Agreement;
•	uncured breach of the Management Agreement; or
•	conviction of, or guilty plea to, a felony related to the investment business, which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Manager in the market for real estate investment funds or certain regulatory sanctions involving our investment advisory business.
Transactions with the Manager
The following table sets forth the fees paid to the Manager pursuant to the Management Agreement for the year ended December 31, 2010.

Year ended
December 31, 2010

Fixed management fee	$219,733
Variable management fee	0
Transactions with Affiliates of the Manager
The Manager is a wholly-owned, indirect subsidiary of BAC. We have mortgage notes payable to affiliates of BAC collateralized by certain of our properties, including Monument IV at Worldgate and Station Nine Apartments. Bank of America, N.A. (“BANA”), an affiliate of our Manager and BAC, was the lender on up to $7.2 million under our previous $50 million line of credit, which we replaced in February 2010. Interest and fees paid to affiliates of BAC related to these loans for the year ended December 31, 2010 were approximately $4.0 million. At December 31, 2010, approximately $72.5 million of debt was payable to affiliates of BAC, and, during the year ended December 31, 2010, the highest amount of debt we owed to affiliates of BAC was approximately $75.6 million. In the year ended December 31, 2010, we paid off principal of approximately $1.0 mllion on the Monument IV at Worldgate mortgage note payable. From January 1, 2011 through March 31, 2011, we have made interest payments to affiliates of BAC of approximately $1.0 million, and, as of March 31, 2011, we owed affiliates of BAC approximately $72.4 million.
CONFLICTS OF INTERESTS WITH THE MANAGER AND ITS AFFILIATES
Conflicts of interest may arise between the Manager and us with respect to the management of the Fund. It is anticipated that the officers and employees of the Manager will devote as much time to us as the Manager deems appropriate. However, officers and employees may have conflicts in allocating their time and services among us and the Manager and its affiliates. Additionally, the Manager or its affiliates may invest in investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, our investment opportunities for the Manager’s or its affiliates’ account or the account of other funds under its management. The Manager’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or restructuring of the investment. These conflicts of interest could impair our financial results. In addition, subject to specified exceptions, the Manager and its affiliates may engage in transactions with, provide services to, invest in, and sponsor investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities.

The Management Agreement provides that the Manager may cause us to enter into transactions with affiliates of the Manager for the provision of certain services by such affiliates (a “Manager Affiliate Arrangement”). These transactions are all presented to and ratified by our Independent Directors. Notwithstanding the foregoing, the Management Agreement provides that the Manager shall not permit us to enter into a Manager Affiliate Arrangement unless (i) the fees or other compensation charged to us for services provided by affiliates of the Manager do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, may cause the Manager to terminate the Manager Affiliate Arrangement.
The Management Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Advisor) involves a material conflict of interest on the part of the Manager or any affiliate of the Manager which is known by the Manager, whether arising out of a pecuniary interest or a material relationship (in the case of an affiliate of the Manager, a conflict above and beyond the mere hiring of the affiliate), then the Manager shall notify the Advisor of such conflict of interest and describe the material facts relating thereto. These transactions are all presented to and ratified by our Independent Directors. In the case of any such conflict of interest, our board of directors may require the Manager to terminate the engagement of the provider of additional services upon reasonable prior notice if our board of directors determines that such engagement adversely affects the Fund.
OFFERING, ORGANIZATIONAL AND OPERATING EXPENSES
We will pay all costs and expenses relating to our activities and operations, including, without limitation, legal, auditing, consulting, administrative and accounting expenses, costs for the preparation of our financial statements, tax returns and forms, valuations, insurance costs, expenses of the meetings of the stockholders and directors and other expenses associated with the acquisition, holding and disposition of the investments (and securities distributed therefrom, if any), including costs of property appraisals, as well as reasonably incurred extraordinary expenses. The Manager and Advisor will pay all of their respective operating and overhead costs, including salaries, benefits and other compensation costs, if any, of their respective employees, as defined in the Management Agreement and Advisory Agreement.
We entered into an expense limitation and reimbursement agreement with the Manager (the “Expense Limitation Agreement”) under which the Manager had agreed to waive its fees, or pay or absorb our ordinary operating expenses, to the extent necessary to limit the “Specified Expenses” (as defined below) to 0.75% per annum of our NAV (the “Expense Limitation”). Specified Expenses are:
•	fees and expenses paid to our valuation consultant, auditors, stockholder administrator, and our legal counsel in connection with matters relating to our organization, the offering of Shares and ongoing operating expenses (but excluding all legal counsel fees incurred in connection with matters related to investments, such as property acquisition or disposition, leasing and legal proceedings related to the investments); and
•	printing costs, mailing costs, fees associated with our board of directors, the cost of maintaining directors and officers insurance, blue sky fees and Fund-level organizational expenses.

The Expense Limitation Agreement expired on December 31, 2010 and has not been renewed. For periods prior to December 31, 2010, we will carry forward the amount of fees or expenses waived, paid or absorbed by the Manager in excess of 0.75% per annum of our NAV for up to three years and may be reimbursed to the Manager in a year that Specified Expenses are less than 0.75% of NAV, but only to the extent Specified Expenses do not exceed the Expense Limitation. For amounts carried forward, reimbursement will be made as promptly as possible, but only to the extent that it does not cause our organizational expenses and ordinary operating expenses to exceed the 0.75% per annum of our NAV. The following table provides information on expenses reimbursed by us to the Manager and expenses subject to the Expense Limitation Agreement that will be carried forward by the Manager for possible future reimbursement.

Year ended
December 31, 2010

Expense reimbursement	$0

As of
December 31, 2010

Cumulative amount of expenses available for future reimbursement	$136,220
SELECTION, MANAGEMENT AND CUSTODY OF OUR INVESTMENTS
We are externally advised by the Advisor, which is responsible for the management, acquisition, disposal, leasing, maintenance and insurance for all our real estate investments. The executive offices of the Advisor are located at 200 East Randolph Drive, Chicago, Illinois 60601, telephone (312) 782-5800. Director Schaff is an employee of the Advisor.
ADVISORY AGREEMENT
On December 23, 2004, the Fund and our Former Manager entered into the Advisory Agreement with the Advisor. On March 11, 2008, our board of directors approved a transfer of the Former Manager’s rights and obligations under the Advisory Agreement to the Manager. The Advisor acts as our primary investment advisor. The Advisor has broad discretion with respect to our real estate investments over which it has management authority, including, without limitation, all acquisition, disposition and financing decisions. Currently, the Advisor has management authority over all of our real estate investments. The Advisor regularly reports to the Manager and our board of directors regarding our investment activities and performance, and meets with representatives of the Manager on a quarterly basis to review such activities and performance. The Manager and the board of directors periodically review our overall portfolio and performance, but do not have authority or discretion with regard to particular investment decisions.
Asset Management Fee
We pay the Advisor an annual asset management fee (the “Asset Management Fee”) as follows:
•	an amount equal to 0.75% of the NAV attributable to the Managed Assets (i.e., our NAV determined without regard to the value of any investment managed by an advisor other than the Advisor or any debt or other liability attributable thereto) as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into our operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Advisor Fixed Portion”); and
•	an amount equal to the Advisor Applicable Percentage (as defined below) of the Variable Fee Base Amount, as of the end of each quarter (the “Advisor Variable Portion”).

The “Advisor Applicable Percentage” means, as of the end of each calendar quarter, the percentage of the Variable Fee Base Amount set forth opposite our NAV as of the end of such quarter, in the column entitled “Advisor Applicable Percentage” below:

Advisor Applicable
NAV	Percentage
Less than $100 million	7.50%
$100 million or more and less than $250 million	7.31%
$250 million or more and less than $400 million	7.13%
$400 million or more and less than $550 million	6.75%
$550 million or more and less than $700 million	6.38%
$700 million or more and less than $850 million	6.00%
$850 million or more	5.63%
The Advisor Fixed Portion must be paid quarterly in arrears on the fifth business day after the end of the quarter for which the services are rendered. The Advisor Variable Portion must be paid within ten days after calculation of the Variable Fee Base Amount for the applicable quarter.
Acquisition Fee
We pay the Advisor an acquisition fee (the “Acquisition Fee”) equal to 0.50% of the “Acquisition Cost” (as defined below) of each real estate investment we acquire. The Acquisition Cost of a real estate investment includes the acquisition price stated in the acquisition agreement (inclusive of all potential earnouts) together with loan fees attributable to such acquisition, but without regard to adjustments for prorations. With respect to real estate investments that are acquired with the intent to perform development or redevelopment as part of the acquisition strategy, Acquisition Cost includes all costs (including interest and loan fees) related to the real estate investment that are budgeted in connection with the development or redevelopment of the real estate investment, including without limitation, the total amount of hard and soft costs related to construction, development or renovation of buildings (including all construction period taxes, assessments and insurance), costs of fixtures and equipment (including rental equipment) used to construct or operate the property, costs of the installation of permanent improvements in or on the property’s buildings or land (including tenant improvement costs, site work, paving and landscaping), estimated fees and earnouts to developers, fees and cost reimbursements of architects, contractors, engineers, environmental and other consultants, amounts payable to government authorities, third party marketing expenses (including leasing commissions and finders fees), and costs of bonds or letters of credit. In no event shall Acquisition Costs include due diligence expenses or legal fees incurred in connection with the acquisition or financing of the real estate investment. The Acquisition Fee must be paid upon the closing of the acquisition of each real estate investment.
Expiration and Termination of the Advisory Agreement
The Advisory Agreement’s initial term expired on December 23, 2009 and the agreement was automatically renewed for a five year term which will expire on December 23, 2014, subject to termination as set forth below or resignation by the Advisor upon 180 days written notice to the Manager and the board of directors. Following the first renewal term, the Advisory Agreement will be automatically renewed for succeeding five year terms unless the Independent Directors elect not to renew the Advisory Agreement. The Manager may terminate the Advisor on our behalf at any time for “cause” in the event of the Advisor’s:
•	bankruptcy;
•	negligence which materially and adversely affects the Fund;
•	willful misconduct or fraud in connection with the Advisor’s duties under the Advisory Agreement;
•	uncured breach of the Advisory Agreement; or

•	conviction of, or guilty plea to, a felony related to the investment business which, in the determination of our board of directors, has had a material adverse effect on the reputation of the Advisor in the market for real estate investment funds or certain regulatory sanctions involving the Advisor’s investment advisory business.

The Manager may, in its reasonable discretion, terminate the Advisor for sustained, material underperformance with respect to the investment results of the Managed Assets in comparison to the investment strategy of the Fund applicable to such Managed Assets over a real estate market cycle. In addition, the Manager may terminate the Advisor upon the occurrence of certain change of control events with respect to the Advisor, in which case, the Manager, and not the Fund, would be required to pay the Advisor specified termination fees.
In the event of the removal of the Advisor, the Manager will assume the rights and obligations of the Advisor under the Advisory Agreement unless and until a successor advisor is selected by our board of directors.
The Advisor may terminate the Advisory Agreement in the event of the Manager’s: (i) default in any of our material obligations under the Advisory Agreement, which default is not cured within 30 days, or (ii) bankruptcy.
CONFLICTS OF INTERESTS WITH THE ADVISOR AND ITS AFFILIATES
The Advisor and its affiliates engage in a broad spectrum of activities including financial advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our investment activities. In the future, there might arise instances where the interests of the Advisor conflict with our interests and/or the interests of our stockholders. Subject to specified exceptions, the Advisor may engage in transactions with, provide services to, invest in, advise, sponsor and/or act as investment manager to portfolio companies, investment vehicles and other persons or entities (including prospective investors in the Fund) that may have similar structures and investment objectives and policies to ours and that may compete with us for investment opportunities. The Advisor and its affiliates and their respective clients may themselves invest in investments that would be appropriate for us and may compete with us for such investment opportunities and may invest in investments that are senior or junior to, or have rights and interests different from or adverse to, our investment opportunities. The Advisor’s interests in such investments may conflict with our interests in related investments at the time of origination or in the event of default or work out of the investment.
The Advisory Agreement sets forth the role of the parties in the event of a conflict of interest and the necessary approvals to be obtained by the Advisor. The Advisory Agreement provides that the Advisor may cause us to enter into transactions with affiliates of the Advisor for the provision of certain services by such affiliates (an “Affiliate Service Arrangement”). These transactions are all presented to our board of directors. Notwithstanding the foregoing, the Advisory Agreement provides that the Advisor shall not permit us to enter into an Affiliate Service Arrangement unless (i) the fees or other compensation charged to the Fund for services provided by affiliates of the Advisor do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-affiliates in the relevant geographical area. Our board of directors may determine whether (i), (ii) or (iii) above have been complied with, and if not, may cause the Advisor to terminate the Affiliate Service Arrangement.
The Advisory Agreement also provides that if the engagement of any party (including any affiliate) to provide additional services (other than any engagement which has been approved by the Manager) involves a material conflict of interest on the part of the Advisor or any affiliate of the Advisor which is known by the Advisor, whether arising out of a pecuniary interest or a material relationship (in the case of an affiliate of the Advisor, a conflict above and beyond the mere hiring of the affiliate), then the Advisor shall notify the Manager of such conflict of interest and describe the material facts relating thereto. These transactions are all presented to our board of directors. In the case of any such conflict of interest, our board of directors may require the Advisor to terminate the engagement of the provider of additional services upon reasonable prior notice if our board of directors determines that such engagement adversely affects us. Furthermore, the Advisory Agreement provides that the Advisor shall not cause us to enter into any purchase or sale of property or, directly or indirectly, any other equity or debt acquisition, disposition, or lending transaction with the Advisor or any affiliate of the Advisor, or any account managed or advised by the Advisor or any affiliate of the Advisor, without the prior written approval of the Manager. However, the Advisory Agreement permits the Advisor to cause us to enter into a transaction with an account managed or advised by the Advisor or its affiliate as to properties or matters in which the Advisor or its affiliate are not involved without the prior written approval of the Manager if it provides prior written notice to the Manager of any such transaction. In addition, the Advisor is required to notify the Manager promptly of any transaction or proposed transaction that, to the Advisor’s knowledge, involves a material conflict between our interests, on the one hand, and the interests of the Advisor or any account managed or advised by the Advisor, on the other hand.

The Advisor will allocate investment opportunities suitable for us or for other persons, including the Advisor or an affiliate of the Advisor or an account managed or advised by the Advisor or an affiliate of the Advisor, in accordance with an equitable and reasonable allocation procedure consistent with the Advisor’s fiduciary duty to us and with due regard to our investment objectives and the characteristics of the specific investment. The Advisor’s allocation procedure provides that investments identified by the Advisor that are appropriate for more than one client of the Advisor are allocated on a rotational basis such that the client that has had the greatest amount of time pass since its last closed investment receives priority in the rotation over the other eligible client(s).
TRANSACTIONS WITH THE ADVISOR
The following table sets forth the fees paid, and the amount of expenses reimbursed, to the Advisor pursuant to the Advisory Agreement for the year ended December 31, 2010.

Year ended
December 31, 2010

Fixed advisor fee	$1,647,997
Variable advisor fee	1,396,261
Acquisition fees	0
Reimbursement for out-of-pocket acquisition expenses	0
PROPERTY MANAGEMENT AND LOAN PLACEMENT FEES
For certain real estate investments, the Advisor has selected Jones Lang LaSalle Americas, Inc. (“JLL”), an affiliate of the Advisor, to provide property management services. The decision on which property manager we hire is based upon the property type, the property manager’s expertise and fee and its ability to provide a cost-effective internal control environment that will meet our SOX, Section 404, Management Assessment of Internal Controls, requirements. As of December 31, 2010, we utilized JLL property management services on four properties. The remaining 32 properties are managed by property managers not affiliated with the Advisor. We have also hired and paid fees to JLL to perform loan placement services for us in the past and we may use JLL in the future to perform similar loan placement services. During the year ended December 31, 2010, JLL was not hired to perform loan placement services.
Transactions with JLL
The following table sets forth the fees paid to JLL for the year ended December 31, 2010.

Year ended
December 31, 2010

Property management fees	$164,630
Loan placement services	0
COINVESTMENT
Through LaSalle Investment Company (“LIC”), a fully discretionary coinvestment vehicle managed by the Advisor, or one of its subsidiaries, the Advisor has agreed to maintain a $10.0 million investment (100,000 Shares) in the Fund until the earlier of the termination of the Advisor’s engagement as our investment advisor or December 23, 2014. LIC did not receive any distributions on its 100,000 Shares during the year ended December 31, 2010.

JOINT VENTURE INTEREST
In 2007 and 2008, the Fund acquired 78% interests in six student oriented apartment communities. The gross purchase price for the six apartment communities was approximately $223.2 million, of which the Fund’s share was approximately $174.1 million. Five of the apartment communities were acquired using proceeds from five cross-collateralized loans totaling $116.3 million, fixed-rate for seven years at 5.57%, interest only for the first two years. The sixth property was acquired with an in-place mortgage loan of $33.5 million, fixed rate at 5.95%, maturing in nine years, interest only due for the first five years. The 22% interest owner for each of these six student housing apartment communities is an investment fund advised by our Advisor and in which the parent company of our Advisor owns a minority interest. The joint venture agreements were executed with customary business terms that provide for the sharing of net income or loss and cash flow based on each owner’s ownership percentage.
PLACEMENT AGENT
Effective as of October 23, 2009, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of the Manager and an indirect, wholly-owned subsidiary of BAC, replaced Banc of America Investment Services, Inc. (“BAI”), also an affiliate of the Manager, as placement agent of the Fund. MLPF&S will receive no compensation from the Fund for acting as placement agent, but may receive compensation in the form of a placement fee from investors, to the extent we resume the sale of Shares.
CODE OF ETHICS
Each of our Manager and Advisor has a code of conduct that governs their employees and, in the case of the Manager’s code of conduct, the officers of the Fund that are employees of the Manager. We have adopted the Excelsior LaSalle Property Fund, Inc. Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers that applies to the Fund’s principal executive officer and senior financial officer and any other persons who serve a similar function.
REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
Pursuant to its charter, the Audit Committee is required to review all “related party transactions” except that Affiliate Service Arrangements (see “Transactions With Related Persons and Certain Control Persons—Conflicts of Interests With The Advisor and Its Affiliates” above) shall be reviewed to the extent provided in the Advisory Agreement. Our Audit Committee interprets the term “related party transactions” to include all transactions that would require disclosure pursuant to Item 404 of Regulation S-K. To date, we have not had any related party transactions other than Affiliate Service Arrangements with affiliates of the Advisor, which, as noted above, are governed by the terms of the Advisory Agreement and do not appear to implicate the provisions of Item 404(a) of Regulation S-K. For information concerning our policies with respect to conflicts of interest involving the Advisor and the Manager, see “Conflicts of Interests With the Manager and Its Affiliates” and “Conflicts of Interests With the Advisor and Its Affiliates” above. The Audit Committee has not adopted specific standards relating to the review of related party transactions not involving the Manager or the Advisor.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to Client Service, 225 High Ridge Road, Stamford, Connecticut 06905; or (3) call Client Service at 1-866-921-7951. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Fund will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders may communicate with the board of directors or any of its directors. Stockholders who wish to communicate with the board of directors may do so by sending written communications addressed to our Secretary, c/o Client Service, at 225 High Ridge Road, Stamford, Connecticut 06905, except in situations where such communications relate to accounting matters, in which case, stockholders should send such communications to the Chairman, Excelsior LaSalle Property Fund, Inc. Audit Committee at the address above. All communications will be compiled by our Secretary, who will determine whether they should be presented to our board of directors. The purpose of this screening is to avoid having our board of directors consider irrelevant or inappropriate communications (such as advertisements and solicitations). Our Secretary will submit all appropriate communications to our board of directors, the relevant committee of our board of directors or the relevant individual director(s), as appropriate. All communications directed to the Audit Committee that relate to questionable accounting or auditing matters involving the Fund will be promptly and directly forwarded to the Audit Committee.
OTHER MATTERS
Our management does not know of any other matters to come before the meeting. If, however, any other matters do come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.
By Order of the Board of Directors

/s/ Marina Belaya
Marina Belaya
Secretary
May 10, 2011
A copy of the Fund’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to Client Service, 225 High Ridge Road,
Stamford, Connecticut 06905, Telephone: 1-866-921-7951.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on June 10, 2011
A copy of the Fund’s Annual Report for the fiscal year ended December 31, 2010, the Notice of Annual Meeting of
Stockholders, this proxy statement and a form of proxy are available on the Internet at www.proxyvote.com.

PROXY TABULATOR
P.O. BOX 9112
FARMINGDALE, NY 11735
PLEASE DO NOT VOTE USING MORE THAN ONE METHOD DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR PHONE
To vote by Internet
1)	Read the Proxy Statement and have the proxy card below at hand.

2)	Go to website www.proxyvote.com

3)	Follow the instructions provided on the website.
To vote by Telephone
1)	Read the Proxy Statement and have the proxy card below at hand.

2)	Call 1-800-690-6903

3)	Follow the instructions.
To vote by Mail
1)	Read the Proxy Statement.

2)	Check the appropriate boxes on the proxy card below.

3)	Sign and date the proxy card.

4)	Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EXCELSIOR LASALLE PROPERTY FUND, INC

The Board of Directors recommends a vote FOR	For All	Withhold All	For All Except	*To withhold authority to vote for any nominee, mark the box “For All Except” and write the number(s) for such nominee(s) below:
the five nominees for director listed below.

Proposal: To elect five directors for the ensuing year and until their successors are elected.
Nominees:	☐	☐	☐

01) James D. Bowden
02) Virginia G. Breen
03) Jonathan B. Bulkeley
04) Thomas F. McDevitt
05) Peter H. Schaff
PLEASE MARK, SIGN AND DATE, AND RETURN THlS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THlS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED BELOW.
Please print and sign exactly as your name(s) appear(s) on this card to authorize the voting of your Shares. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and our 2010 Annual Report are
available at www.proxyvote.com.

M12803

PROXY
EXCELSIOR LASALLE PROPERTY FUND, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2011
The undersigned hereby appoints James D. Bowden and Steven L. Suss, each as a proxy of the undersigned, with full power of substitution, to vote all of the shares of common stock (the “Shares”) of EXCELSIOR LASALLE PROPERTY FUND, INC. (the “Fund”) that the undersigned may be entitled to vote at the Annual Meeting of stockholders of the Fund to be held at the offices of the Fund at 225 High Ridge Road, Stamford, Connecticut 06905 at 11:00 a.m. local time on Friday, June 10, 2011, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matter indicated on the reverse side, in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
If you sign the proxy without otherwise indicating a vote on the proposal, this proxy will be voted “FOR” each of the nominees listed on the reverse side. As to any other matter that may properly come before the meeting and all postponements, continuances and adjournments thereof, the Shares will be voted by the proxies in accordance with their judgment. If specific instructions are indicated, this proxy will be voted in accordance therewith. The Fund’s board of directors recommends that stockholders vote “FOR” each of the nominees listed on the reverse side.
Unless voting by telephone or Internet, please complete, sign, date and return the proxy card promptly using the enclosed envelope.